UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2018

TELIGENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

105 Lincoln Avenue

Buena, New Jersey 08310

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (856) 697-1441

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Credit Agreement

On June 1, 2018, Teligent, Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, as the borrower, the guarantors party thereto from time to time, each lender from time to time party thereto and Cantor Fitzgerald Securities as the administrative agent. The Credit Agreement provides for new senior-secured, first-lien term loans in an aggregate principal amount of $25 million, of which $15 million was borrowed at closing and the remaining $10 million may be borrowed within 45 days of the closing date upon the satisfaction of certain conditions thereto, including the grant of a mortgage with respect to the Company’s Buena, New Jersey property. Additional term loans under the Credit Agreement may be made on or before September 15, 2018, at the discretion of the lenders, in an aggregate amount of $50 million. The term loans have an original issue discount of 2.5%, the entirety of which was funded out of the initial borrowing of $15 million. The term loans mature on June 1, 2021, and generally bear interest at a rate of LIBOR plus 9.00% (subject to a 2.00% LIBOR floor).

All obligations of the Company under the Credit Agreement are unconditionally guaranteed by the Company’s now owned and hereafter existing domestic subsidiaries (other than certain inactive subsidiaries). All obligations under the Credit Agreement are secured by substantially all of the assets of the Company and the guarantors.

The Credit Agreement contains customary covenants including, without limitation and subject to certain exceptions, restrictions on the Company’s and the guarantors’ ability to (i) create liens on their respective assets; (ii) incur indebtedness; (iii) make or hold investments; (iv) engage in mergers and consolidations; (v) dispose of assets; and (vi) pay certain dividends and other restricted payments. In addition, the Credit Agreement requires the Company to maintain an aggregate of at least $5 million of “liquidity” in the form of unrestricted cash and cash equivalents.

The Credit Agreement also provides for customary events of default which include, without limitation, the following: (i) default in the payment of principal of any loan when due and payable; (ii) default in any payment of interest which continues for a period of 5 days; (iii) any representation or warranty proving to have been incorrect in any material respect when made or deemed made; (iv) certain defaults by the Company or any of its subsidiaries with respect to certain indebtedness in excess of $2.5 million; (v) certain events of bankruptcy, insolvency, or reorganization with respect to the Company or any of its subsidiaries; and (vi) a “change of control.”

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Credit Agreement, dated June 1, 2018, by and among Teligent, Inc., the guarantors party thereto from time to time, each lender from time to time party thereto and Cantor Fitzgerald Securities, as the administrative agent.
99.1	Press Release, dated June 5, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELIGENT, INC.

Date: June 5, 2018	By:	/s/ Jason Grenfell-Gardner
		Name:	Jason Grenfell-Gardner
		Title:	Chief Executive Officer